Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Fourth Quarter and Full Year 2017 Financial Results

•	Record Fourth Quarter 2017 Revenues of $467.7 million, up 5.8% compared to Prior Year Quarter

•	Fourth Quarter Fully Diluted EPS of $1.78 compared to $0.17 in Prior Year Quarter; Favorable Impact of $44.9 million from the 2017 U.S. Tax Cuts and Jobs Act

•	Adjusted EPS of $0.78 compared to $0.24 in Prior Year Quarter

Washington, D.C., Feb. 22, 2018 — FTI Consulting, Inc. (NYSE: FCN) today released its financial results for the fourth quarter and full year ended December 31, 2017.

Full Year 2017 Results

•	Revenues of $1.808 billion were down 0.1% compared to the prior year

•	Net income of $108.0 million was up 26.2% compared to the prior year

•	Adjusted EBITDA of $192.0 million was down 5.4% compared to the prior year

•	Fully diluted EPS of $2.75 was up 34.1% compared to the prior year

•	Adjusted EPS of $2.32 was up 3.6% compared to the prior year

•	$168.0 million returned through share repurchases during full year 2017

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “We are, of course, pleased with our very strong results in both the third and fourth quarters. These results reflect, in part, actions we took earlier in the year, but more fundamentally, they reflect the deep focus that our professionals have on helping our clients successfully navigate the largest and most significant issues they face.”

For the full year 2017, revenues of $1.808 billion declined $2.7 million, or 0.1%, compared to $1.810 billion in the prior year. The decline in revenues was primarily due to lower demand in the Economic Consulting and Technology segments, which was partially offset by higher demand in the Forensic and Litigation Consulting segment. Net income increased 26.2% to $108.0 million compared to $85.5 million in the prior year. The increase was largely due to a $44.9 million discrete tax benefit recorded in the fourth quarter, resulting from the adoption of the 2017 U.S. Tax Cuts and Jobs Act (“2017 Tax Act”). This benefit was partially offset by $40.9 million of special charges, $10.8 million of which were recorded in the fourth quarter, reflecting targeted headcount and real estate reduction actions. Adjusted EBITDA was $192.0 million, or 10.6% of revenues, compared to $203.0 million, or 11.2% of revenues, in the prior year. The Adjusted EBITDA decline resulted primarily from lower revenues during the first half of 2017. Adjusted EBITDA significantly improved during the second half of 2017, primarily as a result of revenue growth and cost-cutting actions taken at the end of the second quarter of 2017.

Full year 2017 fully diluted earnings per share (“EPS”) of $2.75 compared to $2.05 in the prior year. Full year 2017 EPS included the $44.9 million 2017 Tax Act benefit, which increased EPS by $1.14, and the $40.9 million special charge related to headcount and real estate reductions, which reduced EPS by $0.70. Full year 2017 Adjusted EPS, which excludes the 2017 Tax Act benefit and the special charges, of $2.32 compared to $2.24 in the prior year.

Cash Position and Capital Allocation

Net cash provided by operating activities of $147.6 million for the year ended December 31, 2017 compared to $233.5 million for the year ended December 31, 2016. The year-over-year difference in operating cash flows was primarily due to increased compensation payments, including severance, and lower cash receipts.

In 2017, the Company used approximately $168.0 million to repurchase 4,674,418 shares of its common stock at an average price per share of $35.94. As of December 31, 2017, approximately $113.3 million remained available for stock repurchases under the Company’s $300.0 million share repurchase authorization.

The Company increased the balance drawn on its credit facility by $30.0 million during 2017. Total debt of $400.0 million at December 31, 2017 compared to total debt of $370.0 million at December 31, 2016. Cash and cash equivalents were $190.0 million at December 31, 2017 compared to $216.2 million at December 31, 2016. Total debt, net of cash, was $210.0 million at December 31, 2017, up from $153.8 million at December 31, 2016.

Fourth Quarter 2017 Results

Fourth quarter 2017 revenues of $467.7 million increased $25.8 million, or 5.8%, compared to revenues of $441.9 million in the prior year quarter. Excluding the estimated positive impact from foreign currency translation (“FX”), revenues increased by $19.2 million, or 4.3%, compared to the prior year quarter. The increase in revenues was primarily driven by higher demand within the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments, which was partially offset by reduced demand in the Economic Consulting segment. Net income of $66.9 million compared to $7.1 million in the prior year quarter. The increase was largely due to the $44.9 million 2017 Tax Act benefit and higher revenues. Adjusted EBITDA was $55.5 million, or 11.9% of revenues, compared to $30.3 million, or 6.9% of revenues, in the prior year quarter. The increase in Adjusted EBITDA was primarily due to higher revenues, improved utilization and lower general and administrative costs.

Fourth quarter 2017 EPS of $1.78 compared to $0.17 in the prior year quarter. Fourth quarter 2017 EPS included the 2017 Tax Act benefit of $44.9 million, which increased EPS by $1.19, and the $10.8 million special charge related to headcount reductions, which reduced EPS by $0.19. Fourth quarter 2017 Adjusted EPS, which excludes the 2017 Tax Act benefit and special charge, of $0.78 compared to $0.24 in the prior year quarter.

Fourth Quarter 2017 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $17.2 million, or 15.2%, to $130.5 million in the quarter compared to $113.4 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $15.7 million, or 13.8%, compared to the prior year quarter. The increase in revenues was due to higher demand for restructuring, business transformation and transaction services. Adjusted Segment EBITDA was $25.8 million, or 19.7% of segment revenues, compared to $16.3 million, or 14.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues with improved utilization.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $15.4 million, or 14.6%, to $120.9 million in the quarter, compared to $105.5 million in the prior year quarter. The increase in revenues was driven by improved demand for global investigations, construction solutions and dispute services, which was partially offset by lower demand for health solutions services. Adjusted Segment EBITDA was $23.6 million, or 19.5% of segment revenues, compared to $6.3 million, or 6.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues with improved utilization.

Economic Consulting

Revenues in the Economic Consulting segment decreased $8.2 million, or 6.4%, to $121.1 million in the quarter compared to $129.3 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues decreased $10.3 million, or 8.0%, compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for antitrust services. Adjusted Segment EBITDA was $14.3 million, or 11.8% of segment revenues, compared to $19.0 million, or 14.7% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues and higher bad debt expense, which was partially offset by lower compensation.

Technology

Revenues in the Technology segment decreased $2.6 million, or 5.9%, to $40.9 million in the quarter compared to $43.5 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for managed review services, which was partially offset by higher demand for consulting services. Adjusted Segment EBITDA was $3.0 million, or 7.3% of segment revenues, compared to $5.6 million, or 12.8% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues.

Strategic Communications

Revenues in the Strategic Communications segment increased $4.0 million, or 8.0%, to $54.3 million in the quarter compared to $50.3 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $2.2 million, or 4.3%, compared to the prior year quarter. The increase in revenues was primarily driven by higher retained revenues from public affairs and corporate reputation services in Europe, the Middle East and Africa. Adjusted Segment EBITDA was $10.5 million, or 19.4% of segment revenues, compared to $8.4 million, or 16.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation costs.

2018 Guidance

The Company estimates that revenues for full year 2018 will be in the range of $1.825 billion and $1.875 billion. The Company estimates that full year 2018 EPS will be in the range of $2.35 and $2.65. The Company does not expect Adjusted EPS to differ from EPS.

Fourth Quarter and Full Year 2017 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss fourth quarter and full year 2017 financial results at 9:00 a.m. Eastern Time on February 22, 2018. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $1.81 billion in revenues during fiscal year 2017. More information can be found at http://www.fticonsulting.com/.

Use of Non-GAAP Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles (“GAAP”). Certain of these measures are considered “non-GAAP financial measures” under the Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA below in order to more fully define the components of certain non-GAAP financial measures presented in this earnings release. We define Segment Operating Income as a segment’s share of Consolidated Operating Income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of Consolidated Operating Income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total revenues. We believe that the non-GAAP financial measures, which exclude the effects of remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges, when considered together with our GAAP financial results and GAAP measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these measures, considered along with corresponding GAAP measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and earnings per diluted share, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt and the adjustment related to the adoption of the 2017 U.S. Tax Cuts and Jobs Act (“2017 Tax Act”). We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the effects of the remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt and the 2017 Tax Act, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow as net cash provided by operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, the mix of the geographic locations where our clients are located or where services are performed, fluctuations in the price per share of our common stock, adverse financial, real estate, or other market and general economic conditions, and other future events, which could impact each of our segments differently and could be outside of our control, the pace and timing of the consummation and integration of future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, new laws and regulations, or changes thereto, including the 2017 U.S. Tax Cuts and Jobs Act (“2017 Tax Act”), and other risks described under the heading “Item 1A, Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations,” and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$189,961	$216,158
Accounts receivable:
Billed receivables	390,996	365,385
Unbilled receivables	312,569	288,331
Allowances for doubtful accounts and unbilled services	(180,687)	(178,819)

Accounts receivable, net	522,878	474,897
Current portion of notes receivable	25,691	31,864
Prepaid expenses and other current assets	55,649	60,252

Total current assets	794,179	783,171
Property and equipment, net of accumulated depreciation	75,075	61,856
Goodwill	1,204,803	1,180,001
Other intangible assets, net of amortization	44,150	52,120
Notes receivable, net of current portion	98,105	104,524
Other assets	40,929	43,696

Total assets	$2,257,241	$2,225,368

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$94,873	$87,320
Accrued compensation	268,513	261,500
Billings in excess of services provided	46,942	29,635

Total current liabilities	410,328	378,455
Long-term debt, net	396,284	365,528
Deferred income taxes	124,471	173,799
Other liabilities	134,187	100,228

Total liabilities	1,065,270	1,018,010

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 37,729 (2017) and 42,037 (2016)	377	420
Additional paid-in capital	266,035	416,816
Retained earnings	1,045,774	941,001
Accumulated other comprehensive loss	(120,215)	(150,879)

Total stockholders’ equity	1,191,971	1,207,358

Total liabilities and stockholders’ equity	$2,257,241	$2,225,368

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,
	2017	2016
Revenues	$467,711	$441,920

Operating expenses
Direct cost of revenues	307,566	308,239
Selling, general and administrative expenses	111,176	116,478
Special charges	10,811	3,634
Acquisition-related contingent consideration	867	623
Amortization of other intangible assets	2,766	2,265

	433,186	431,239

Operating income	34,525	10,681

Other income (expense)
Interest income and other	452	571
Interest expense	(6,547)	(5,983)

	(6,095)	(5,412)

Income before income tax benefit	28,430	5,269
Income tax benefit	(38,458)	(1,832)

Net income	$66,888	$7,101

Earnings per common share — basic	$1.81	$0.17

Weighted average common shares outstanding — basic	36,906	41,201

Earnings per common share — diluted	$1.78	$0.17

Weighted average common shares outstanding — diluted	37,643	42,018

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$1,886	$(18,239)

Total other comprehensive income (loss), net of tax	1,886	(18,239)

Comprehensive income (loss)	$68,774	$(11,138)

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Year Ended December 31,
	2017	2016
Revenues	$1,807,732	$1,810,394

Operating expenses
Direct cost of revenues	1,215,560	1,210,771
Selling, general and administrative expenses	429,722	434,552
Special charges	40,885	10,445
Acquisition-related contingent consideration	2,291	2,164
Amortization of other intangible assets	10,563	10,306

	1,699,021	1,668,238

Operating income	108,711	142,156

Other income (expense)
Interest income and other	3,752	10,466
Interest expense	(25,358)	(24,819)

	(21,606)	(14,353)

Income before income tax provision (benefit)	87,105	127,803
Income tax provision (benefit)	(20,857)	42,283

Net income	$107,962	$85,520

Earnings per common share — basic	$2.79	$2.09

Weighted average common shares outstanding — basic	38,697	40,943

Earnings per common share — diluted	$2.75	$2.05

Weighted average common shares outstanding — diluted	39,192	41,709

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$30,664	$(41,884)

Total other comprehensive income (loss), net of tax	30,664	(41,884)

Comprehensive income	$138,626	$43,636

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Net income	$66,888	$7,101	$107,962	$85,520
Add back:
Special charges	10,811	3,634	40,885	10,445
Tax impact of special charges	(3,635)	(1,113)	(13,570)	(3,595)
Remeasurement of acquisition-related contingent consideration	—	423	702	1,403
Tax impact of remeasurement of acquisition-related contingent consideration	—	(165)	(269)	(546)
Impact of 2017 Tax Act	(44,870)	—	(44,870)	—

Adjusted net income	$29,194	$9,880	$90,840	$93,227

Earnings per common share — diluted	$1.78	$0.17	$2.75	$2.05
Add back:
Special charges	0.29	0.09	1.04	0.25
Tax impact of special charges	(0.10)	(0.03)	(0.34)	(0.08)
Remeasurement of acquisition-related contingent consideration	—	0.01	0.02	0.03
Tax impact of remeasurement of acquisition-related contingent consideration	—	—	(0.01)	(0.01)
Impact of 2017 Tax Act	(1.19)	—	(1.14)	—

Adjusted earnings per common share — diluted	$0.78	$0.24	$2.32	$2.24

Weighted average number of common shares outstanding — diluted	37,643	42,018	39,192	41,709

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2017 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$66,888
Interest income and other							(452)
Interest expense							6,547
Income tax benefit							(38,458)

Operating income (loss)	$21,332	$20,286	$12,120	$(1,079)	$4,840	$(22,974)	$34,525
Depreciation and amortization	815	1,042	1,316	2,664	673	899	7,409
Amortization of other intangible assets	1,218	396	134	158	860	—	2,766
Special charges	2,391	1,889	714	1,230	4,153	434	10,811

Adjusted EBITDA	$25,756	$23,613	$14,284	$2,973	$10,526	$(21,641)	$55,511

Year Ended December 31, 2017	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$107,962
Interest income and other							(3,752)
Interest expense							25,358
Income tax benefit							(20,857)

Operating income	$70,234	$54,520	$49,154	$4,795	$13,148	$(83,140)	$108,711
Depreciation and amortization	3,175	4,259	5,589	11,684	2,405	4,065	31,177
Amortization of other intangible assets	4,014	1,592	597	635	3,725	—	10,563
Special charges	5,440	12,334	6,624	5,057	7,752	3,678	40,885
Remeasurement of acquisition-related contingent consideration	—	—	—	—	702	—	702

Adjusted EBITDA	$82,863	$72,705	$61,964	$22,171	$27,732	$(75,397)	$192,038

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

Three Months Ended December 31, 2016 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$7,101
Interest income and other							(571)
Interest expense							5,983
Income tax provision							(1,832)

Operating income (loss)	$14,741	$4,083	$17,452	$(4,752)	$6,449	$(27,292)	$10,681
Depreciation and amortization	722	1,212	1,442	7,919	641	1,405	13,341
Amortization of other intangible assets	819	481	154	(77)	888	—	2,265
Special charges	—	554	—	2,468	—	612	3,634
Remeasurement of acquisition-related contingent consideration	—	—	—	—	423	—	423

Adjusted EBITDA	$16,282	$6,330	$19,048	$5,558	$8,401	$(25,275)	$30,344

Year Ended December 31, 2016	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$85,520
Interest income and other							(10,466)
Interest expense							24,819
Income tax provision							42,283

Operating income (loss)	$91,481	$49,088	$68,842	$(2,183)	$23,110	$(88,182)	$142,156
Depreciation and amortization	2,897	4,490	4,614	19,820	2,243	4,636	38,700
Amortization of other intangible assets	3,310	2,000	646	648	3,702	—	10,306
Special charges	—	2,304	—	7,529	—	612	10,445
Remeasurement of acquisition-related contingent consideration	—	—	—	—	1,403	—	1,403

Adjusted EBITDA	$97,688	$57,882	$74,102	$25,814	$30,458	$(82,934)	$203,010

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended December 31, 2017 (unaudited)
Corporate Finance & Restructuring	$130,532	$25,756	19.7%	62%	$434	901
Forensic and Litigation Consulting	120,869	23,613	19.5%	63%	$330	1,067
Economic Consulting	121,051	14,284	11.8%	64%	$542	683
Technology (1)	40,915	2,973	7.3%	N/M	N/M	292
Strategic Communications (1)	54,344	10,526	19.4%	N/M	N/M	630

	$467,711	$77,152	16.5%			3,573

Unallocated Corporate		(21,641)

Adjusted EBITDA		$55,511	11.9%

Year Ended December 31, 2017
Corporate Finance & Restructuring	$482,041	$82,863	17.2%	61%	$396	901
Forensic and Litigation Consulting	462,324	72,705	15.7%	61%	$321	1,067
Economic Consulting	496,029	61,964	12.5%	67%	$524	683
Technology (1)	174,850	22,171	12.7%	N/M	N/M	292
Strategic Communications (1)	192,488	27,732	14.4%	N/M	N/M	630

	$1,807,732	$267,435	14.8%			3,573

Unallocated Corporate		(75,397)

Adjusted EBITDA		$192,038	10.6%

Three Months Ended December 31, 2016 (unaudited)
Corporate Finance & Restructuring	$113,354	$16,282	14.4%	55%	$408	895
Forensic and Litigation Consulting	105,492	6,330	6.0%	55%	$322	1,110
Economic Consulting	129,270	19,048	14.7%	71%	$522	656
Technology (1)	43,485	5,558	12.8%	N/M	N/M	288
Strategic Communications (1)	50,319	8,401	16.7%	N/M	N/M	647

	$441,920	$55,619	12.6%			3,596

Unallocated Corporate		(25,275)

Adjusted EBITDA		$30,344	6.9%

Year Ended December 31, 2016
Corporate Finance & Restructuring	$483,269	$97,688	20.2%	65%	$392	895
Forensic and Litigation Consulting	457,734	57,882	12.6%	59%	$327	1,110
Economic Consulting	500,487	74,102	14.8%	73%	$517	656
Technology (1)	177,720	25,814	14.5%	N/M	N/M	288
Strategic Communications (1)	191,184	30,458	15.9%	N/M	N/M	647

	$1,810,394	$285,944	15.8%			3.596

Unallocated Corporate		(82,934)

Adjusted EBITDA		$203,010	11.2%

N/M	— Not meaningful
(1)	The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2017	2016
Operating activities
Net income	$107,962	$85,520

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,177	38,700
Amortization and impairment of other intangible assets	10,563	10,306
Acquisition-related contingent consideration	2,291	2,164
Provision for doubtful accounts	15,386	8,912
Non-cash share-based compensation	16,030	16,920
Non-cash interest expense	1,984	1,985
Other	611	(1,204)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(50,831)	3,471
Notes receivable	14,928	3,145
Prepaid expenses and other assets	629	(2,840)
Accounts payable, accrued expenses and other	4,421	3,268
Income taxes	(25,768)	22,012
Accrued compensation	1,795	40,350
Billings in excess of services provided	16,447	779

Net cash provided by operating activities	147,625	233,488

Investing activities
Payments for acquisition of businesses, net of cash received	(8,929)	(1,251)
Purchases of property and equipment	(32,004)	(28,935)
Other	295	54

Net cash used in investing activities	(40,638)	(30,132)

Financing activities
Borrowings (repayments) under revolving line of credit, net	30,000	(130,000)
Deposits	2,825	4,006
Purchase and retirement of common stock	(168,094)	(21,489)
Net issuance of common stock under equity compensation plans	(504)	21,708
Payments for acquisition-related contingent consideration	(5,161)	(866)
Other	—	1,331

Net cash used in financing activities	(140,934)	(125,310)

Effect of exchange rate changes on cash and cash equivalents	7,750	(11,648)

Net increase (decrease) in cash and cash equivalents	(26,197)	66,398
Cash and cash equivalents, beginning of period	216,158	149,760

Cash and cash equivalents, end of period	$189,961	$216,158